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                                                                    EXHIBIT 28.1

                                  [LETTERHEAD]
                                     NuVell
                            Financial Services Corp.



March 16, 1998


Dave Plante
Advanta Auto Finance
500 Office Center Drive
Suite 400
Fort Washington, PA 19034

RE:     Servicing Agreement dated March 28, 1996, between Advanta
        Auto Receivables Trust 1997-2 ("Trustee"), and LSI
        Financial Group ("Servicer")

Mr. Plante:

A review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officer's supervision and pursuant to Section 7.04(b) of the Servicing Agreement. To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement and has been in compliance with all federal, state and local laws relating to the servicing and collection of the Auto Loans and its performance of the Agreement throughout such year.

Sincerely,


Timothy S. Sambrano
President, CEO


c: NuVell FAC General Counsel




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